UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
of the Securities Exchange Act of 1934

Concierge Technologies, Inc.*

(Exact name of registrant as specified in its charter)

Nevada	90-1133909
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

120 Calle Iglesia, Unit B, San Clemente, CA, 92672

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

* The Registrant is currently named Concierge Technologies, Inc. Prior to the consummation of the Listing (as defined in this Form 8-A), the Registrant plans to change its name to “The Marygold Companies, Inc.”

EXPLANATORY NOTE

This Form 8-A/A (Amendment No. 1) is being filed to correct an inadvertent error contained in the Form 8-A filed by Concierge Technologies, Inc., a Nevada corporation (the “Company”) on March 8, 2022 (the “Original Form 8-A”). Specifically, the cover page of the Original Form 8-A incorrectly listed the New York Stock Exchange as the exchange on which the Company’s common stock is to be registered. The Company is seeking to have its shares of common stock registered on the NYSE American LLC. There are no other revisions or amendments to the Original Form 8-A.

As previously disclosed in the Original Form 8-A, this Registration Statement on Form 8-A is being filed by the Company, with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the listing of the Company’s common stock, par value $0.001 per share (the “Common Stock”) on the NYSE American LLC (the “Listing ”). The Company plans to change its name from “Concierge Technologies, Inc.” to “The Marygold Companies, Inc.” prior to the consummation of the Listing. The Common Stock will trade on the NYSE American under the trading symbol “MGLD.”

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Securities to be Registered.

The securities to be registered hereby are the Common Stock.

A description of the Common Stock to be registered hereunder is contained in the section entitled “Description of Capital Stock” in the Prospectus included in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-261522) initially filed with the Securities and Exchange Commission on December 7, 2021, as amended from time to time (the “Registration Statement”), and is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are filed subsequently to the Registration Statement are hereby also incorporated by reference herein. In addition, any description of such securities contained in a form of prospectus relating to the Registration Statement subsequently filed by the Registrant pursuant to Rule 424(b) under the Securities Act shall be deemed to be incorporated by reference herein.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on NYSE American and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CONCIERGE TECHNOLOGIES, INC.

	By:	/s/ Nicholas Gerber
Nicholas Gerber
Chief Executive Officer

Date: March 8, 2022